As filed with the Securities and Exchange Commission on July 25, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRIUMPH GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0347963
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

555 E Lancaster Avenue, Suite 400, Radnor, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan

Triumph Group, Inc. 2016 Directors’ Equity Compensation Plan

(Full title of the plans)

Daniel J. Crowley

President and Chief Executive Officer

555 E Lancaster Avenue, Suite 400

Radnor, PA 19087

(Name and address of agent for service)

(610) 251-1000

(Telephone Number, including area code, of agent for service)

With a copy to:

Marie L. Gibson

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West

New York, New York 10001

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 30, 2023, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Triumph Group, Inc. (the “Company”) and the Board of Directors of the Company approved an amendment to the Company’s Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”) to increase the number of shares of common stock, par value $0.001 per share (“Common Stock”), authorized for issuance under the 2018 Plan by 2,075,000 shares of Common Stock (the “2018 Plan Increase”), subject to stockholder approval at the Company’s 2023 annual meeting of stockholders (the “Annual Meeting”). On the same date, the Board of Directors of the Company approved an amendment to the Company’s 2016 Directors’ Equity Compensation Plan (the “Directors’ Plan”) to increase the number of shares of Common Stock authorized for issuance under the Directors’ Plan by 225,000 shares of Common Stock (the “Directors’ Plan Increase”), subject to stockholder approval at the Annual Meeting. On July 20, 2023, the 2018 Plan Increase and the Directors’ Plan Increase were approved by the Company’s stockholders at the Annual Meeting.

The Company previously filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “SEC” or “Commission”) on August 7, 2018 (File No. 333-226640) and November 9, 2020 (File No. 333-249980) relating to the 2018 Plan and on July 26, 2017 (File No. 333-219486) relating to the Directors’ Plan (collectively, the “Earlier Registration Statements”).

The Company is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register an additional 2,075,000 shares of Common Stock authorized for issuance under the 2018 Plan and an additional 225,000 shares of Common Stock authorized for issuance under the Directors’ Plan. The additional securities to be registered by this Registration Statement are of the same class as those securities covered by the Earlier Registration Statements. Pursuant to General Instruction E to Form S-8, the contents of the Earlier Registration Statements are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Company filed with the Commission are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended March 31, 2023, filed with the Commission on May 24, 2023;

(b)

Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 and Item 7.01 thereof), filed with the Commission on May 30, 2023, May 31, 2023, June 14, 2023, June 16, 2023 and July 21, 2023; and

(c)

The description of the Company’s Common Stock contained in Exhibit 4.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, as filed with the Commission on May 24, 2023, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents, except as to any information that the Company discloses under Items 2.02, 7.01 or 9.01 of any Current Report on Form 8-K that is deemed to be furnished and not filed under such provisions. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is deemed to be incorporated by reference herein or in any subsequently filed appendix to this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The registrant is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which permits a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director or officer for monetary damages for breaches of the director’s or officer’s fiduciary duties, except for liability:

•
for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;
•
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•
under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions);
•
for any transaction from which a director or officer derived an improper personal benefit; or
•
of an officer in any action by or in the right of the corporation.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute.

The registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide for indemnification of its directors and officers to the fullest extent currently permitted by the DGCL.

The registrant also has indemnification agreements with its directors and officers. In addition, the registrant maintains liability insurance for its directors and officers.

Item 8. Exhibits.

Number	Description
4.1	Amended and Restated Certificate of Incorporation of Triumph Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed by the Company on May 22, 2009).
4.2

Certificate of Amendment of Amended and Restated Certificate of Incorporation of Triumph Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed by the Company on July 20, 2012).

4.3

Certificate of Amendment to Amended and Restated Certificate of Incorporation of Triumph Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K/A filed by the Company on August 5, 2019).

4.4

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Triumph Group, Inc. dated July 21, 2023 (incorporated by reference to the Company’s Current Report on Form 8-K filed by the Company on July 21, 2023).

4.5	Amended and Restated By-Laws of Triumph Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed by the Company on April 26, 2019).
4.6

Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, effective July 16, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed by the Company on July 21, 2020).

4.7

Amendment to the Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, effective July 20, 2023 (incorporated by reference to Appendix D to the Company’s Definitive Proxy Statement on Schedule 14A filed by the Company on June 9, 2023).

4.8	Form of the 2016 Directors’ Equity Compensation Plan, as amended (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K/A filed by the Company on May 26, 2017).
4.9

Amendment to the Form of the 2016 Directors’ Equity Compensation Plan, as amended, effective July 20, 2023 (incorporated by reference to Appendix F to the Company’s Definitive Proxy Statement on Schedule 14A filed by the Company on June 9, 2023).

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of shares of Common Stock being offered hereby.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included in signature page of this Registration Statement on Form S-8).
107*	Filing Fee Table.
____________________________
*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on July 25, 2023.

TRIUMPH GROUP, INC.

By /s/ Daniel J. Crowley

Daniel J. Crowley

President and Chief Executive Officer

(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below in so signing also makes, constitutes and appoints Daniel J. Crowley, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorneys-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
	Chairman, President, Chief Executive Officer and Director	July 25, 2023
/s/ Daniel J. Crowley	(Principal Executive Officer)
Daniel J. Crowley

	Senior Vice President and Chief Financial Officer	July 25, 2023
/s/ James F. McCabe, Jr.	(Principal Financial Officer)
James F. McCabe, Jr.

	Vice President, Controller	July 25, 2023
/s/ Kai W. Kasiguran	(Principal Accounting Officer)
Kai W. Kasiguran

/s/ Neal J. Keating	Lead Independent Director	July 25, 2023
Neal J. Keating

/s/ Patrick E. Allen	Director	July 25, 2023
Patrick E. Allen

/s/ Paul Bourgon	Director	July 25, 2023
Paul Bourgon

/s/ Cynthia M. Egnotovich	Director	July 25, 2023
Cynthia M. Egnotovich

/s/ Daniel P. Garton	Director	July 25, 2023
Daniel P. Garton

/s/ Barbara Humpton	Director	July 25, 2023
Barbara Humpton

/s/ Courtney R. Mather	Director	July 25, 2023
Courtney R. Mather

/s/ Colleen C. Repplier	Director	July 25, 2023
Colleen C. Repplier